Exhibit 5.1

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November 3, 2021

Allegro MicroSystems, Inc.
955 Perimeter Road
Manchester, New Hampshire 03103
Re: Registration Statement on Form S-3 (Registration No. 333-260647); Shares of common stock, $0.01 par value per share
To the addressees set forth above:
We have acted as special counsel to Allegro MicroSystems, Inc., a Delaware corporation (the “Company”), in connection with the offering and sale of 8,625,000 shares of common stock, $0.01 par value per share (the “Shares”), of the Company by the selling stockholder of the Company named in the Prospectus (as defined below). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 1, 2021 (Registration No. 333-260647) (the “Registration Statement”), including a base prospectus, dated November 1, 2021 (the “Base Prospectus”), and a prospectus supplement, dated November 1, 2021, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

November 3, 2021

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated November 3, 2021 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.
Sincerely,

/s/ Latham & Watkins LLP